Exhibit 10.1

October 13, 2025

Kamal Adawi

Dear Kamal:

Fate Therapeutics, Inc. (“Fate” or the “Company”) is pleased to offer you an exempt full-time position as Chief Financial Officer, reporting to the Company’s President & Chief Executive Officer. This position has an anticipated start date of October 20, 2025 (“Start Date”), and requires that you provide full-time services at the Company’s corporate headquarters in San Diego, California during the Company’s business days of operation. Additional information is outlined below.

Compensation & Benefits

As an exempt employee, you will be paid an initial annualized base salary of $495,000. This salary will be paid, less applicable state and federal taxes and withholdings, in accordance with our standard payroll practices, which currently is every two weeks.

You will also be eligible to participate in our employee benefits program, which includes health benefits, paid time off, and a 401(k) plan. You will also be designated as an “Eligible Employee” under the Company’s Severance and Change in Control Policy, as amended from time to time (“Severance Policy”), and will be eligible for benefits under the Severance Policy subject to and in accordance with the terms of the Severance Policy. A detailed overview of our benefits will be sent to you under separate cover.

Bonus Plan

The Company has determined your annual target bonus will be 40.0% of your then-existing annual base salary, and that target will be prorated for your initial calendar year of employment; provided, however that in any event the award and actual amount of any bonus (including any shares of Company common stock payable) will be determined, and payment thereof made, in accordance with the terms and conditions of the Company’s Amended and Restated Senior Executive Incentive Bonus Plan, as amended from time to time (the “Incentive Plan”), and any such bonus will be subject to the discretion and approval of the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”). In the event that you are awarded an annual bonus, such bonus shall be paid at the time and in the manner in which annual bonuses are paid to other executive officers of the Company also awarded an annual bonus. Under the Incentive Plan, bonus payouts are subject to the Company achieving its performance targets and may be adjusted based upon you meeting your individual performance objectives, as determined by the Board or Compensation Committee, as applicable, in its sole discretion. Payments arising out of the Incentive Plan are discretionary and not designed to be part of your regular compensation. You must be actively employed by the Company on the date the bonus is paid to have earned and be eligible for the bonus. We reserve the right to amend the Incentive Plan at any time.

Equity Award

Subject to approval by our Board or the Compensation Committee, you will be granted:

•
an award of 75,000 restricted stock units (the “Award”) with each restricted stock unit equal to one share of the Company’s common stock. The “Vesting Base Date” of the Award will be November 1, 2025. The Award will vest in accordance with the following schedule: twenty-five percent (25%) of the restricted stock units underlying the Award will vest on each anniversary of the Vesting Base Date, so that one hundred percent (100%) of the restricted stock units underlying the Award will be vested on the fourth (4th) anniversary of the Vesting Base Date, in each case subject to your continued service relationship with the Company through the applicable vesting date.
•
a nonqualified stock option award to purchase 375,000 shares of the Company’s common stock at an exercise price per share equal to the closing price per share of the Company’s common stock as reported on NASDAQ on the date of grant (the “Option”). The Option will vest and become exercisable in accordance with the following schedule: twenty-five percent (25%) of the shares subject to the Option will vest and become exercisable on the first anniversary of your Start Date; thereafter, 1/36th of the remaining shares subject to the Option will vest and become exercisable on a monthly basis so that one hundred percent (100%) of the shares subject to the Option will be vested and exercisable on the date four years after your Start Date, in each case subject to your continued service relationship with the Company through the applicable vesting date.

The Option and the Award will be subject to the terms and conditions of the Company’s Inducement Equity Plan (as amended, restated or otherwise modified from time to time, the “Inducement Plan”). Your eligibility to receive the Option and the Award is subject to your executing certain award-related documentation pursuant to the Inducement Plan. You will receive additional grant information from the Company’s equity plan administrator separately. Fate reserves the right to amend its equity plan(s) at any time.

No Conflicts and Confidential Information

By accepting this offer, you confirm that (i) you have no contractual commitments or other legal obligations that would prohibit you from performing your job duties for the Company (including non-competition clauses) and (ii) you will not, at any time during your employment with Fate, breach any obligation or agreement that you have entered into with any third party, including your former employers. In addition, following your Start Date and throughout your employment with Fate, you agree that you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) unless approved in writing by the Company’s Chief Executive Officer or Chief Legal Officer.

You also agree that, in the course of your employment with us, you will not use or disclose any confidential information or trade secrets, if any, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use in the performance of your duties only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which otherwise is provided or developed by us. You further agree that you will not bring onto our premises, or transfer to any of our computers, servers, or systems, any confidential or proprietary document or property belonging to any former employer or other person to whom you have an obligation of confidentiality. A full summary of our expectations is set out in the PIIA (discussed below).

Company Policies and Procedures

As a condition of employment, you must review, accept, and comply with all of Fate’s policies and procedures, including, without limitation, our Code of Business Conduct and Ethics, our Insider Trading Policy, and our Employee Handbook. We may adopt additional policies or procedures in the future, and you may be required to sign certain documents acknowledging your receipt and understanding of these and other documents. Violation of any of our policies or procedures would be cause for disciplinary action, up to and including termination of employment.

At-Will Employment

Although Fate anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will.” Under this relationship, you are not guaranteed employment for any specific period and both you and Fate have the right to terminate your employment at any time, with or without cause or prior notice. You further acknowledge that nothing in this offer letter, its attachments, or our policies or procedures shall affect or change your employment-at-will status.

Eligibility Verification

Under federal employment and immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements as this offer of employment is conditioned on submission of satisfactory documentation and its verification.

Offer Letter Agreement

Please note that it is a condition of employment that you review, accept and sign Fate’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Attachment 1 (the “PIIA”), and Fate’s Mutual Dispute Resolution Agreement, a copy of which is attached hereto as Attachment 2 (the “DRA”).

This offer letter, together with the PIIA and DRA, will govern the terms and conditions of your employment at Fate, and the offer letter shall be governed by and construed in accordance with laws of the state in which you reside, as applied to agreements entered into and to be fully performed by residents of such state. This offer letter supersedes and replaces all prior understandings, communications and agreements regarding the same. The terms and conditions of this offer letter may be changed only by written agreement by a duly authorized representative of Fate, although Fate may, from time to time, in its sole discretion, adjust the salary, benefits, other forms of compensation paid to you, and/or other policies and procedures in connection with your employment. Fate’s offer of employment is also contingent upon the satisfactory completion of Fate’s pre-employment screening process, including a background check and references.

Please sign (either by hand or electronically) and return a copy of this offer letter, as well as the PIIA and the DRA, by October 13 to confirm your acceptance of these terms, it being understood that this offer will expire if not accepted on or before such date (although that expiration date may be extended at the discretion of Fate). Your signature on this Offer Letter certifies that you agree with all terms stated herein.

If you have any questions regarding this offer, please let us know and we will be happy to discuss.

Kamal, we are excited to have you join Fate!

Sincerely,

/s/ Bob Valamehr

Bob Valamehr

President & CEO

Acceptance of Agreement by Employee

I, Kamal Adawi, confirm that I have had a reasonable opportunity to review and consider the terms, conditions and representations made in this offer letter, as well as to obtain independent legal advice regarding the offer. By my signature below, I accept this offer for employment at Fate.

Signature: /s/ Kamal Adawi	10/13/2025
Kamal Adawi	Date

Appendix A

Employee Proprietary Information and Inventions Agreement

Appendix B

Mutual Dispute Resolution Agreement